EX-3.2

CERTIFICATE
OF DESIGNATIONS, PREFERENCES, AND

RIGHTS
OF SERIES A CONVERTIBLE PREFERRED STOCK

OF

BIG EQUIPMENT SERVICES, INC.

Big
Equipment Services, Inc. (the "Company"),
a corporation organized and existing under the General Corporation Law of the
State of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the
Company, and pursuant to the General Corporation Law of the State of Nevada, the
Board of Directors of the Company, at a meeting duly held, adopted resolutions (i)
authorizing a series of the Company's previously authorized preferred stock,
$0.001 par value per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof of one million (1,000,000)
shares of Series A Preferred Stock of the Company, as follows:

WHEREAS,
the Articles of Incorporation of the Company authorizes a class of Preferred
Stock comprising 5,000,000 shares issuable from time to time in one or more series; and

WHEREAS,
the Board of Directors of the Company is authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock including, but not limited to, the dividend rights, dividend rates, conversion rights, voting rights, and the liquidation preferences, and the number of shares constituting any such series and the designation thereof, or any of them; and

WHEREAS,
the Company heretofore has not issued or designated any series of Preferred
Stock, and it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to fix the rights, privileges, preferences, restrictions and other matters relating to Series A Convertible Preferred Stock and the number of shares constituting such series;

NOW,
THEREFORE, be it resolved, the Board of Directors hereby does provide for the issues of a series of Preferred Stock consisting of 1,000,000 shares designated as "Series A Convertible Preferred Stock", and does hereby fix the rights, privileges, preferences and restrictions and other matters relating to the
Series A Convertible Preferred Stock (the "Preferred
Shares") as follows:

(1)
Dividends.

(a)
Dividends.  Subject to a declaration thereof by the Company's
Board of Directors, each holder (a "Holder" and, collectively, the "Holders") of the Preferred Shares shall be entitled to a dividend
(individually, a "Dividend";
collectively, the "Dividends") at
a rate determined by the Company's Board of Directors on a pari passu basis with the holders of Common Shares and other classes of preferred shares of the Company, except for those holders of any class of preferred shares which have a preference with respect to the right to receive dividends.

(b)
General Payment Provisions.  All Dividends, if, when, and as declared, by the Company with respect to any Preferred Share shall be made in lawful money of the United States of America by depositing with the United
States Postal Service, within 15 days of the date of declaration by the
Company's Board of directors of such Dividend a company check, made payable to the Holder, to such address as such Holder may from time to time designated by written notice to the Company in accordance with the provisions of this
Certificate of Determination of Rights, Privileges, Preferences and Restrictions
(the "Certificate of Determination").

(2)
Conversion of Preferred Shares.  Preferred Shares shall be
convertible into shares of the Company's common stock, no par value per share
(the "Common Stock"), on the
terms and conditions set forth in this Section 2.

(a)
Certain Defined Terms.  For purposes of this Certificate of
Determination, the following terms shall have the following meanings:

(i)
"Business Day" means any day in
which the stock markets of the United States are open for business.

(ii)
"Conversion Percentage" shall be
one hundred percent (100%).

(iii)
"Conversion Price" means, as of
any Conversion Date (as defined below) or other date of determination, the amount determined by multiplying (i) the Market Price of the Company's Common
Stock by (ii) the Conversion Percentage in effect as of such date, subject to adjustment as provided herein.

(iv)
"Market Price" means, with
respect to any security for any period, that price which shall be determined by the Board of Directors of the Company as of the day preceding the Conversion
Date.

(v)
"Issuance Date" means the date
the first of the Preferred Shares have been issued or sold.

(vi)
"Mandatory Conversion Date"
means, with respect to any Preferred Share, the date which is two (2) years after the Issuance Date.

(vii)
"Person" means an individual, a
limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(viii)
"Transaction Value" means the sum
of (A) $1.50 and (B) accrued and unpaid Dividends, if so included at the
Company's sole discretion.

(b)
Holder's Conversion Right; Mandatory Conversion.  Subject to the
provisions of Section 2(d), below, at any time or times on or after the Issuance
Date, any Holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares of Common
Stock in accordance with Section 2(e), at the Conversion Rate (as defined below).  If any Preferred Shares remain outstanding on the Mandatory
Conversion Date, then, subject to Section 2(d), below, such Preferred Shares shall be converted at the Conversion Rate as of such date in accordance with
Section 2(e), below. The Company shall not issue any fraction of a share of
Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common
Stock.  If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c)
Conversion Rate.  The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the "Conversion Rate"):

Transaction
Value

Conversion
Price

(d)
Mechanics of Conversion.  The conversion of Preferred Shares shall be conducted in the following manner:

(i)
Holder's Delivery Requirements.  To convert Preferred Shares into shares of Common Stock on any date (the "Conversion
Date"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Pacific Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit
I (the "Conversion Notice")
to the Company and (B) surrender to a nationally recognized overnight delivery service carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates").

(ii)
Company's Response.  Upon receipt by the Company of a copy of a
Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder.  Upon receipt by the Company of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, the Company shall, on the next Business Day following the date of receipt (or the second Business Day following the date of receipt if received after 11:00 a.m. local time of the Company), issue and surrender to a nationally recognized overnight delivery service for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  If the number of
Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3)
Business Days after receipt of the Preferred Stock Certificate(s) and at the
Company's expense, issue and deliver to the Holder a new Preferred Stock
Certificate representing the number of Preferred Shares not converted.

(iii)
Dispute Resolution.  In the case of a dispute as to the
determination of the arithmetic calculation of the Conversion Rate, the Company shall issue to the Holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such
Holder's Conversion Notice.  If such Holder and the Company are unable to agree upon the determination of the arithmetic calculation of the Conversion
Rate within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall within one (1)
Business Day submit via facsimile the disputed arithmetic calculation of the
Conversion Rate to an independent, reputable investment bank or accountant selected by the affected Holders and approved by the Company.  The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations.  Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error and the Company shall be liable and responsible for paying such investment bank or accountant fees and expenses.

(iv)
Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v)
Pro Rata Conversion.  Subject to the provisions of California
Corporations Code Section 400(b), in the event the Company receives a Conversion
Notice from more than one Holder of Preferred Shares for the same Conversion
Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder of Preferred Shares electing to have
Preferred Shares converted at such time a pro rata amount of such Holder's
Preferred Shares submitted for conversion based on the number of Preferred
Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date.

(vi)
Mechanics of Mandatory Conversion.  Subject to Section 2(d), above, on the Mandatory Conversion Date, all Holders of Preferred Shares shall surrender all Preferred Shares to the Company and all Preferred Shares shall be converted as of such date as if the Holders of such Preferred Shares had given the Conversion Notice for all such Preferred Shares on the Mandatory Conversion
Date.

(d)
Taxes.  The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of
Preferred Shares.

(e)
Adjustments to Conversion Price.  The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(g).

(i)
Adjustment of Conversion Price upon Subdivision or Combination of Common
Stock.  If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the
Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the
Conversion Price in effect immediately prior to such combination will be proportionately increased.

(ii)
Other Events.  If any event occurs of the type contemplated by the provisions of this Section 2(g) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the
Company's Board of Directors will make an appropriate adjustment in the
Conversion Price so as to protect the rights of the Holders of the Preferred
Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(g).

(iii)
Notice.  Immediately upon any adjustment of the Conversion Price, the Company will give written notice thereof to each Holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

 (3)
Reservation of Shares.  The Company shall, at all times so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares (the "Reserved
Amount") of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding.  The initial number of shares of Common Stock reserved for conversions of the
Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders of the Preferred Shares based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred
Shares or increase in the number of reserved shares, as the case may be.
In the event a Holder shall sell or otherwise transfer any of such Holder's
Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.
Any shares of Common Stock reserved and allocated to any Person who ceases to hold any Preferred Shares shall be allocated to the remaining Holders of
Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(4)
Voting Rights.  Holders of Preferred Shares shall have no voting rights, except as required by law and as expressly provided in this Certificate of Determination.

(5)
Liquidation, Dissolution, Winding-Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the
Holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation
Funds"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred
Share equal to $1.50 and any accrued but unpaid Dividends (such sum being referred to as the " Liquidation
Preference"); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders of Preferred Shares, then each Holder of
Preferred Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference.  The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company.
Neither the consolidation or merger of the Company with or into any other
Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.  No Holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein; provided that a Holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

(6)
Preferred Rank.  All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company.
The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the Holders of not less than sixty percent (60%) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the
Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company.  Without the prior express written consent of the Holders of not less than sixty percent
(60%) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Articles of Incorporation or bylaws or enter into any agreement containing any provisions that would adversely affect or otherwise impair the rights or relative priority of the
Holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock.  In the event of the merger or consolidation of the Company with or into another corporation, the
Preferred Shares shall maintain their relative powers, Determinations and preferences provided for herein and no merger shall result inconsistent therewith.

(7)
Restriction on Cash Dividends.  Until all of the Preferred Shares
have been converted as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its
Common Stock without the prior express written consent of the Holders of not less than sixty percent (60%) of the then outstanding Preferred Shares.

 (8)
Vote to Change the Terms of Preferred Shares.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Holders of not less than sixty percent (60%) of the then-outstanding Preferred Shares, shall be required for any change to this
Certificate of Determination or the Company's Certificate of Incorporation
which would amend, alter, change or repeal any of the powers, Determinations, preferences and rights of the Preferred Shares.

(9)
Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred
Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however,
the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred
Shares into Common Stock.

(10)
Remedies, Characterizations, Other Obligations, Breaches and Injunctive
Relief.  The remedies provided in this Certificate of Determination shall be cumulative and in addition to all other remedies available under this
Certificate of Determination, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this
Certificate of Determination.  The Company covenants to each Holder of
Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

(11)
Specific Shall Not Limit General; Construction.  No specific provision contained in this Certificate of Determination shall limit or modify any more general provision contained herein.  This Certificate of
Determination shall be deemed to be jointly drafted by the Company and all
Holders and shall not be construed against any person as the drafter hereof.

(12)
Failure or Indulgence Not Waiver.  No failure or delay on the part of a Holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

[Signature Page
Follows]

IN
WITNESS WHEREOF, the Company has caused this Certificate of Designations,
Preferences and Rights to be signed by Frank Iannuzzi, its President, as of the
18th day of February, 2003.

BIG
EQUIPMENT SERVICES, INC.

By:

Frank Iannuzzi, President

EXHIBIT
I

CONVERSION
NOTICE

Reference is made to the Certificate of Determination of Rights, Privileges,
Preferences, and Restrictions (the "Certificate
of Determination") of Big Equipment Services, Inc. (the "Company").
In accordance with and pursuant to the Certificate of Determination, the undersigned hereby elects to convert the number of shares of Series A
Convertible Preferred Stock, no par value per share (the "Preferred Shares"), of the Company indicated below into shares of
Common Stock, no par value per share (the "Common
Stock"), of the Company, by tendering the stock certificate(s)
representing the share(s) of Preferred Shares specified below as of the date specified below.

Date
of Conversion:

Number
of Preferred Shares to be converted:

Stock
certificate no(s). of Preferred Shares to be converted:

Please
confirm the following information:

Conversion
Price:

Number
of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue
to:

Facsimile
Number:

Authorization:

By:

Title:

Dated:

Account
Number:

  (if
electronic book entry transfer):

Transaction
Code Number

  (if
electronic book entry transfer):